UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 6, 2011

First PacTrust Bancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-49806	04-3639825
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

610 Bay Boulevard, Chula Vista, California		91910
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(619) 691-1519

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2011, Marangal ("Marito") Domingo has entered into an employment agreement with the Company and the Bank under which he will be appointed as Executive Vice President and Chief Financial Officer of the Company and of the Bank with a commencement date of May 6, 2011. Most recently, Mr. Domingo served as Principal for Decision Advisors LLC, where he provided business strategy and capital markets advice to both financial institutions and investors seeking to invest in banks. From 2006 to 2009, he was Chief Financial Officer and Executive Vice President of Doral Financial Corp and of its bank subsidiary, Doral Bank Puerto Rico. Prior to Doral, Mr. Domingo served as EVP, Finance and Strategy for Countrywide Bank. From 1991 to 2004 he held a variety of positions with Washington Mutual and its predecessor company, American Savings, and last served as EVP, Capital Markets for the Home Loan & Insurance Services Group, responsible for capital markets, finance, market risk management, correspondent lending and conduit operations. After leaving Washington Mutual in 2004, he served as President and CEO of Downey Financial Corporation. Mr. Domingo holds a BA in Economics, a BS in Commerce and an MBA from University of Michigan.

Mr. Domingo’s employment agreement provides for a three-year term of employment, to commence on May 6, 2011. On May 6, 2014 and on each anniversary of that date, the term of the agreement will be extended for an additional year unless either the Company and the Bank or Mr. Domingo notifies the other at least 90 days prior to that date or the anniversary date that the term of the agreement will not be extended. The agreement provides for a base annual salary of $275,000. As an inducement material to Mr. Domingo’s entering into employment with the Company and the Bank, the agreement provides for (i) a onetime signing bonus in the form of 5,000 restricted shares (the "Inducement Grant Shares") of the Company’s common stock, par value $0.01 per share ("Common Stock"); and (ii) a ten-year non-qualified stock option (the "Inducement Grant Option") to purchase 80,000 shares of Common Stock at an exercise price of $14.48 per share. The Inducement Grant Shares and the Inducement Grant Option are each scheduled to vest in one-third annual increments beginning May 6, 2012.

The employment agreement provides that Mr. Domingo is entitled to additional or special compensation, such as additional equity awards, incentive pay or bonuses, as the Board of Directors or the Compensation Committee of Board of Directors may from time to time determine. The agreement also entitles Mr. Domingo to the use of an automobile or a monthly automobile allowance, expense reimbursement and participation in such benefit programs as may be approved from time to time for the Company for the benefit of its executive employees. In the event that Mr. Domingo’s employment is involuntarily terminated without "Cause" (as defined in the employment agreement) or voluntarily terminated for "Good Reason" (as defined in the employment agreement), he will be entitled to (i) severance pay equal to 24 months’ salary at the rate in effect on the termination date, payable in equal monthly installments; (ii) accelerated vesting of any then –unvested portion of the Inducement Grant Option; and (iii) serve as an advisor of the Company until any then-unvested portion of the Inducement Grant Shares have vested in full. Payment of the severance pay described above is contingent upon Mr. Domingo’s compliance with non-solicitation and non-disclosure requirements set forth in the employment agreement. Vesting of the Inducement Grant Shares will accelerate in the event Mr. Domingo’s service with the Company terminates due to death or disability or within one year after a change in control of the Company or within one year after the commencement of a tender offer or exchange offer for the Company’s shares (other than such an offer by the Company).

The foregoing description of the terms of Mr. Domingo’s employment agreement, the Inducement Grant Option and the Inducement Grant Shares does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement (including the forms of agreements for the Inducement Grant Shares and Inducement Grant Option attached as exhibits to the employment agreement), which is filed herewith as Exhibit 10.1.

A copy of the press release issued by the Company announcing the appointment of Mr. Domingo is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are being provided herewith:

(d)

Exhibits:
10.1 Employment Agreement by and among the Company and the Bank and Marangal Domingo (including as exhibits thereto the forms of agreement for the Inducement Grant Shares and Inducement Grant Option awarded to Mr. Domingo pursuant to the Employment Agreement)

99.1 Press release dated May 6, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First PacTrust Bancorp, Inc.

May 10, 2011	By:	/s/ James P. Sheehy

Name: James P. Sheehy
Title: Executive Vice President, Secretary and Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement by and among the Company and the Bank and Marangal Domingo (including as exhibits thereto the forms of agreements for the Inducement Grant Shares and Inducement Optioon awarded to Mr. Domingo pursuant to the Employment Agreement)
99.1	Press release dated May 6, 2011